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                                                                                                          EXHIBIT 12
                                                   COLUMBUS SOUTHERN POWER COMPANY
                                   Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                  (in thousands except ratio data)
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                                                                                  Year Ended December 31,
                                                                    1990       1991       1992      1993       1994
            Fixed Charges:
              Interest on First Mortgage Bonds. . . . . . . . . . $ 76,181   $ 80,245   $75,866   $74,119    $68,471
              Interest on Other Long-term Debt. . . . . . . . . .   12,276     11,489    11,430    10,436     10,221
              Interest on Short-term Debt . . . . . . . . . . . .    7,539      3,665     3,282     1,305        817
              Miscellaneous Interest Charges. . . . . . . . . . .    2,361      2,663     3,158     4,036      4,566
              Estimated Interest Element in Lease Rentals . . . .    4,900      5,600     4,100     3,700      3,700
                   Total Fixed Charges. . . . . . . . . . . . . . $103,257   $103,662   $97,836   $93,596    $87,775

            Earnings:
              Net Income. . . . . . . . . . . . . . . . . . . . . $ 96,000   $ 66,979  $ 76,244  $(55,898)  $109,845
              Plus Federal Income Taxes . . . . . . . . . . . . .    6,178      1,074    27,389    34,154     49,838
              Plus State Income Taxes . . . . . . . . . . . . . .        2          1      -         -             1
              Plus Fixed Charges (as above) . . . . . . . . . . .  103,257    103,662    97,836    93,596     87,775
                   Total Earnings . . . . . . . . . . . . . . . . $205,437   $171,716  $201,469  $ 71,852   $247,459

            Ratio of Earnings to Fixed Charges. . . . . . . . . .     1.98       1.65      2.05      0.76(a)    2.81



            (a) Ratio includes the effect of the Loss from Zimmer Plant Disallowance of $144,533,000 (net of applicable income taxes  of $14,534,000).  As a result, earnings for  the twelve  months ended  December 31, 1993 were inadequate to cover fixed charges by $21,744,000.  If the effect of the Loss from Zimmer Plant Disallowance were excluded, the ratio would be 2.46 for the twelve months ended December 31, 1993.
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